Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-265682-05

Subject: ABS: $1.059+bln Mercedes-Benz Auto Lease / MBALT 2025-A - Full Pricing Details
Mercedes-Benz Auto Lease Trust (MBALT) 2025-A
Jt-Leads: BofA (struc), MUFG, RBC
Co-Mgrs:  Santander, SMBC

- Anticipated Capital Structure -
CL	AMT($MM)^	WAL	S/F	P.WIN	E.FIN	L.FIN	BENCH	SPRD	YLD	CPN	$PRICE
A-1	232.580	0.36	<Retained>
A-2a	315.320	1.39	AAA/AAA	10-24	5/27	4/28	I-CRV	+ 52	4.614	4.57	99.99976
A-2b	175.000	1.39	AAA/AAA	10-24	5/27	4/28	SOFR30a	+ 52			100.00000
A-3	490.320	2.42	AAA/AAA	24-35	4/28	4/29	I-CRV	+ 62	4.660	4.61	99.98781
A-4	78.880	2.92	AAA/AAA	35-36	5/28	2/31	I-CRV	+ 70	4.737	4.69	99.99762

Bill & Deliver	:	BofA	Offered Size	:	$1.059,520,000
Expected Ratings	:	S&P, Fitch	BBG Ticker	:	MBALT 2025-A SSAP: MERC25
ERISA Eligible	:	Yes	Format	:	SEC Registered
Expected Settle	:	5/21/25	Min Denoms	:	$1k x $1k
First Pay	:	6/16/25	RR Compliance	:	US – Yes, EU - No
CUSIPs	:	A-2a 58768YAB1	Pricing Speed	:	100% PPC to maturity
		A-2b 58768YAC9	Intexnet	:	basmblt25a_upsize X7V9
		A-3 58768YAD7	www.netroadshow.com/nrs/home/#!/?show=511dd019
A-4 58768YAE5

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com. The securities may not be suitable for all investors. BofA Securities, Inc. and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.